                                                                    EXHIBIT 99.1



Index to Consolidated Financial Statements:

                                                                           Page
                                                                           ----

Reports of Independent Public Accountants                                    2

Consolidated Balance Sheets - June 30, 2000 and 1999                         4

Consolidated Statements of Operations - For the Years Ended
June 30, 2000, 1999 and 1998                                                 6

Consolidated Statements of Shareholders' Equity - For the Years
Ended June 30, 2000, 1999 and 1998                                           7

Consolidated Statements of Cash Flows - For the Years Ended
June 30, 2000, 1999 and 1998                                                 8

Notes to Consolidated Financial Statements                                   9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Moyco Technologies, Inc. and subsidiaries
Montgomeryville, PA

We have audited the accompanying consolidated balance sheet of Moyco Technologies, Inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Moyco Technologies, Inc. and subsidiaries at June 30, 2000, and the results of their operations and their cash flows for the year ended June 30, 2000 in conformity with accounting principles generally accepted in the United States.


                                                            /s/ BDO Seidman, LLP

Philadelphia, Pennsylvania
October 13, 2000 except for
Note 2 which is as of
January 10, 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Moyco Technologies, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheet of Moyco Technologies, Inc. (a Pennsylvania corporation) and subsidiaries as of June 30, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as assessing the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Moyco Technologies, Inc. and subsidiaries as of June 30, 1999 and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States.



                                                         /s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
March 15, 2001

                    MOYCO TECHNOLOGIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                                 JUNE 30
                                                                                                 -------
                                  ASSETS                                                  2000              1999
                                  ------                                                  ----              ----

CURRENT ASSETS:
Cash and cash equivalents                                                               $1,838,376       $1,752,468
Marketable securities                                                                       96,623                -
Accounts receivable, net of reserves of $126,795 and $401,323                            1,253,249        2,458,855
Inventories                                                                              1,488,696        4,373,256
Note receivable, current portion                                                                 -          206,107
Other receivables                                                                           49,868          212,928
Income tax receivable                                                                      437,018          155,872
Deferred income taxes                                                                      209,066          475,687
Prepaid expenses                                                                            10,038           31,056
Net assets of discontinued operations                                                    4,170,114                -
                                                                                       -----------      -----------
             Total current assets                                                        9,553,048        9,666,229
                                                                                       -----------      -----------

PROPERTY, PLANT AND EQUIPMENT:
Land                                                                                        65,000          602,433
Buildings and improvements                                                               2,062,699        4,624,245
Machinery and equipment                                                                  2,689,356        6,431,093
Furniture and fixtures                                                                     167,058          683,941
Automotive equipment                                                                       134,354          139,630
                                                                                       -----------      -----------

                                                                                         5,118,467       12,481,342
Less- Accumulated depreciation and amortization                                         (3,097,440)      (6,656,644)
                                                                                       -----------      -----------

             Net property, plant and equipment                                           2,021,027        5,824,698
                                                                                       -----------      -----------

OTHER ASSETS:
Goodwill, less accumulated amortization of $0 and $91,242                                       -           381,378
Other                                                                                       87,750          333,469
                                                                                       -----------      -----------

             Total other assets                                                             87,750          714,847
                                                                                       -----------      -----------

                                                                                       $11,661,825      $16,205,774
                                                                                       ===========      ===========


The accompanying notes are an integral part of these consolidated financial statements.


                    MOYCO TECHNOLOGIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                   (Continued)

                                                                                                 JUNE 30
                                                                                                 -------
                 LIABILITIES AND SHAREHOLDERS' EQUITY                                      2000            1999
                 ------------------------------------                                      ----            ----

CURRENT LIABILITIES:
Line of credit                                                                          $1,250,000       $1,200,000
Current portion of long-term debt                                                          500,489          614,553
Current portion of capital lease obligations                                                77,451           99,471
Accounts payable                                                                           868,530        1,968,921
Accrued expenses                                                                           371,029          623,846
                                                                                       -----------      -----------

             Total current liabilities                                                   3,067,499        4,506,791
                                                                                       -----------      -----------

CAPITAL LEASE OBLIGATIONS                                                                  143,904          292,976
                                                                                       -----------      -----------

LONG-TERM DEBT                                                                           1,937,707        5,436,092
                                                                                       -----------      -----------

DEFERRED INCOME TAXES                                                                       69,220          225,797
                                                                                       -----------      -----------

OTHER LONG-TERM LIABILITIES                                                                175,714          317,000
                                                                                       -----------      -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, $.005 par value,
     2,500,000 shares authorized,
     none issued and outstanding                                                                --               --
Common stock, $.005 par value, 15,000,000
     shares authorized, 5,761,352 and 5,205,547 shares issued                               28,807           26,028
Additional paid-in capital                                                               5,864,185        5,103,443
Retained earnings                                                                          525,237          448,095
Less- Treasury stock of 726,960 and 660,873
     shares at cost                                                                       (150,448)        (150,448)
                                                                                       -----------      -----------

             TOTAL SHAREHOLDERS' EQUITY                                                  6,267,781        5,427,118
                                                                                       -----------      -----------

                                                                                       $11,661,825      $16,205,774
                                                                                       ===========      ===========


The accompanying notes are an integral part of these consolidated financial statements.

                    MOYCO TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                FOR THE YEAR ENDED JUNE 30
                                                                                --------------------------

                                                                             2000           1999           1998
                                                                             ----           ----           ----
NET SALES                                                                 $6,650,597   $ 4,743,742     $ 4,421,873

COST OF GOODS SOLD                                                         4,771,163     3,535,521       2,979,954
                                                                          ----------   -----------     -----------

             Gross profit                                                  1,879,434     1,208,221       1,441,919

OPERATING EXPENSES:
Sales and marketing                                                          641,389       702,080         587,379
Research and development                                                      37,438        30,939         971,474
General and administrative                                                 2,091,036     1,939,312       1,978,094
                                                                          ----------   -----------     -----------

             (Loss) from operations                                         (890,429)   (1,464,110)     (2,095,028)

INTEREST (EXPENSE), net                                                     (212,760)     (311,779)       (385,403)

GAIN ON SALE OF CMP BUSINESS                                                      --            --       1,660,483

GAIN ON SALE OF PARTICLE DISPERSION TECHNOLOGY                                    --            --         223,000

OTHER INCOME, net                                                            270,516       229,632          90,731
                                                                          ----------   -----------     -----------

Loss from continuing operations before income taxes                         (832,673)   (1,546,257)       (506,217)

INCOME TAX BENEFIT                                                           278,212       540,888         118,060
                                                                          ----------   -----------     -----------

LOSS FROM CONTINUING OPERATIONS                                             (554,461)   (1,005,369)       (388,157)

INCOME FROM DISCONTINUED OPERATIONS (Net of income tax expense of
  $862,028, $306,427 and $440,870, respectively)                           1,311,869       569,568       1,449,486
                                                                          ----------   -----------     -----------

NET INCOME (LOSS)                                                         $  757,408   $  (435,801)     $1,061,329
                                                                          ==========   ===========      ==========

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE (Note 3):

         Loss from continuing operations                                      $(0.11)       $(0.20)         $(0.08)
         Income from discontinued operations                                  $ 0.26          0.11            0.29
                                                                               -----        ------          ------
              Net income (loss)                                                $0.15        $(0.09)         $ 0.21
                                                                               =====        ======          ======


SHARES USED IN COMPUTING BASIC AND DILUTED
         EARNINGS (LOSS) PER COMMON SHARE (Note 3)                         5,034,392     5,001,262       5,007,367
                                                                           =========     =========       =========




The accompanying notes are an integral part of these consolidated financial statements.

                    MOYCO TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                               Common Stock      Additional                 Treasury Stock
                                            -----------------     Paid-in     Retained     -----------------
                                            Shares     Amount     Capital     Earnings     Shares     Amount        Total
                                            ------     ------     -------     --------     ------     ------        -----
BALANCE, JUNE 30, 1997                    4,732,215   $23,661   $3,981,584    $ 946,493   593,875   $(131,173)    $4,820,565
Purchase of common stock for treasury            --        --           --           --       600      (2,225)        (2,225)
Exercise of common stock options                100         1          299           --        --          --            300
10% common stock dividend                   473,232     2,366    1,121,560   (1,123,926)   59,448          --             --
Net income                                       --        --           --    1,061,329        --          --      1,061,329
                                          ---------   -------   ----------    ---------   -------   ---------     ----------

BALANCE, JUNE 30, 1998                    5,205,547    26,028    5,103,443      883,896   653,923    (133,398)     5,879,969
Purchase of common stock for treasury            --        --           --           --     6,950     (17,050)       (17,050)
Net loss                                         --        --           --     (435,801)       --          --       (435,801)
                                          ---------   -------   ----------    ---------   -------   ---------     ----------

BALANCE, JUNE 30, 1999                    5,205,547    26,028    5,103,443      448,095   660,873    (150,448)     5,427,118
Exercise of common stock options              5,250        26        4,474           --        --          --          4,500
Issuance of common stock for services        30,000       150       78,600           --        --          --         78,750
10% common stock dividend                   520,555     2,603      677,668     (680,266)   66,087          --             --
Net income                                       --        --           --      757,408        --          --        757,408
                                          ---------   -------   ----------    ---------   -------   ---------     ----------

BALANCE, JUNE 30, 2000                    5,761,352   $28,807   $5,864,185    $ 525,237   726,960   $(150,448)    $6,267,781
                                          =========   =======   ==========    =========   =======   =========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                    MOYCO TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                FOR THE YEAR ENDED JUNE 30
                                                                                --------------------------
                                                                             2000           1999           1998
                                                                             ----           ----           ----
OPERATING ACTIVITIES:
  Net income (loss)                                                      $  757,408       $ (435,801)    $1,061,329
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities-
        Provision for accounts receivable reserves                           79,079          186,662         47,290
        Depreciation and amortization                                       719,823          829,736        834,805
        Gain on sale of CMP business                                             --               --     (1,660,483)
        Gain on sale of particle dispersion technology                           --               --       (223,000)
        Gain on disposition of property and equipment                            --               --        (72,000)
        Issuance of common stock for services                                78,750               --             --
        Deferred income taxes                                                32,258         (133,591)       (28,148)
  (Increase) decrease in-
        Accounts receivable                                                  81,655         (367,979)      (603,650)
        Note receivable                                                    (477,471)          21,000             --
        Other receivables                                                   160,579         (141,397)       (71,531)
        Income tax receivable                                               155,872         (155,872)            --
        Inventories                                                        (402,951)         (38,082)      (683,033)
        Prepaid taxes and expenses                                          (28,692)          10,970         95,424
        Other assets                                                        208,688           47,540        (36,212)
  Increase (decrease) in-
        Accounts payable                                                   (607,606)         645,751        (29,399)
        Income taxes payable                                                 46,066         (245,326)       245,326
        Other accrued expenses                                              (70,460)        (274,826)      (444,688)
                                                                         ----------       ----------     ----------
       Net cash provided by (used in) operating activities                  732,998         (51,215)     (1,567,970)
                                                                         ----------       ----------     ----------
INVESTING ACTIVITIES:
  Purchases of and deposits on property, plant and equipment               (213,012)        (291,838)      (439,833)
  Purchases of marketable securities                                        (96,623)              --       (185,904)
  Maturities of marketable securities                                            --          185,904             --
  Proceeds from sale of CMP business                                             --               --      2,450,000
  Proceeds from sale of particle dispersion technology                           --               --        223,000
  Proceeds from disposition of property and equipment                            --               --         72,000
                                                                         ----------       ----------     ----------
       Net cash provided by (used in) investing activities                 (309,635)        (105,934)     2,119,263
                                                                         ----------       ----------     ----------
FINANCING ACTIVITIES:
  Net borrowings (repayments) under line of credit                          550,000        1,200,000     (1,125,000)
  Proceeds from long-term debt                                              257,000          975,000      4,260,000
  Payments of capital lease obligations                                    (106,114)        (100,238)       (35,946)
  Payments of long-term debt                                               (649,703)      (1,634,649)    (3,615,951)
  Proceeds from exercise of stock options                                     4,500               --            300
  Purchase of common stock for treasury                                          --          (17,050)        (2,225)
                                                                         ----------       ----------     ----------
       Net cash provided by (used in) financing activities                   55,683          423,063       (518,822)
                                                                         ----------       ----------     ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                   479,046          265,914         32,471
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                              1,752,468        1,486,554      1,454,083
                                                                         ----------       ----------     ----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                   $2,231,514       $1,752,468     $1,486,554
                                                                         ==========       ==========     ==========


SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid                                                            $  530,986       $  586,224     $  488,688
                                                                         ==========       ==========     ==========


Income taxes paid                                                        $  430,383       $  510,000     $       --
                                                                         ==========       ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                    MOYCO TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000

1. THE COMPANY:

Moyco Technologies, Inc. and subsidiaries (the "Company") is involved in the manufacture of commercial coated abrasives, precision submicron coated abrasives, slurries (wet abrasives) and polishing agents. These products are used for various applications and industries, including but not limited to, fiber optics, lapidary, nail files, dentistry, plastics and woods, semiconductor manufacturing and other high-tech manufacturing procedures which require extremely fine abrasive films and/or slurries to achieve consistently uniform polishing results. Sales are primarily in the United States with additional sales in Canada, Mexico, Europe and Asia. After the sale of the dental supplies business as discussed in note 2, the Company now operates in one business segment.

2. DISCONTINUED OPERATIONS:

On January 10, 2001, the Company entered into an agreement with Miltex, Inc. ("Miltex"), whereby the Company sold to Miltex the net assets of its dental supplies business for $17 million in cash. The sale is expected to be completed in the fourth fiscal quarter, and is subject to shareholder approval. The accompanying consolidated financial statements reflect the results of operations of the dental supplies business segment as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30 for all periods presented.

Borrowings and interest expense that were incurred solely for the dental supplies business have been accounted for within discontinued operations. Mixed-purpose and precision abrasives business borrowings and interest expense have been accounted for within continuing operations.

Net assets of discontinued operations as of June 30, 2000 consisted of the following.

                                                               June 30
                                                                 2000
                                                               -------
ASSETS:
  Cash and cash equivalents                                  $  393,138
  Accounts receivable, net of reserves of $359,528            1,044,872
  Other receivables                                               2,481
  Inventories                                                 3,287,511
  Deferred income taxes, current asset                          328,798
  Prepaid expenses                                               49,710
  Note receivable                                               683,578
  Goodwill                                                      349,870
  Land                                                          537,433
  Buildings and improvements                                  2,580,886
  Machinery and equipment                                     4,080,885
  Furniture and fixtures                                        520,407
  Automotive equipment                                            5,276
  Less-Accumulated depreciation and amortization             (4,247,514)
  Other                                                          37,031
                                                             ----------
      Total assets of discontinued operations                 9,654,362
                                                             ----------
LIABILITIES:
  Accounts payable                                              492,785
  Income taxes payable                                          483,084
  Accrued expenses                                              323,643
  Capital lease obligations                                     213,978
  Long-term debt                                              3,719,746
  Deferred income taxes, non-current liability                  251,012
                                                             ----------
      Total liabilities of discontinued operations            5,484,248
                                                             ----------
NET ASSETS OF DISCONTINUED OPERATIONS                        $4,170,114
                                                             ==========

The following is a summary of the results of the Company's discontinued operations:

                                                      For the Year Ended June 30
                                            ----------------------------------------------
                                               2000              1999             1998
                                            -----------      -----------       -----------
NET SALES                                   $11,025,916      $10,319,202       $10,915,768
COST OF GOODS SOLD                            5,783,932        5,261,185         5,579,600
                                            -----------      -----------       -----------
      Gross profit                            5,241,984        5,058,017         5,336,168

OPERATING EXPENSES:
  Sales and marketing                         1,362,650        2,106,596         2,128,000
  Research and development                        6,404            6,918            15,216
  General and administrative                  1,452,927        1,870,683         1,076,118
                                            -----------      -----------       -----------
      Income from operations                  2,420,003        1,073,820         2,116,834

INTEREST (EXPENSE), net                        (244,807)        (210,325)         (228,740)

OTHER INCOME (EXPENSE), net                      (1,299)          12,500             2,262
                                            -----------      -----------       -----------
      Income before income taxes              2,173,897          875,995         1,890,356

INCOME TAX (EXPENSE)                           (862,028)        (306,427)         (440,870)
                                            -----------      -----------       -----------
INCOME FROM DISCONTINUED OPERATIONS         $ 1,311,869      $   569,568       $ 1,449,486
                                            ===========      ===========       ===========


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Management's Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Statements of Cash Flows

For the purpose of determining cash flows, the Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of certificates of deposit and investments in money market accounts. Interest income earned on the investment of cash was $88,507, $56,427 and $60,812 for the years ended June 30, 2000, 1999 and 1998, respectively. The Company incurred $149,000, $268,210 and $224,475 of capital lease obligations during the years ended June 30, 2000, 1999 and 1998, respectively. During the year ended June 30, 1999, the Company and a customer agreed to convert $227,107 in accounts receivable into a note receivable due in the year ending June 30, 2000. During the year ended June 30, 2000, the Company and the customer amended the original note and agreed to convert an additional $449,593 in accounts receivable into a new note receivable. The amended note receivable is due in monthly installments of $18,797 including interest calculated at 15%, through the year ending June 30, 2003, and is included within the Company's discontinued operations at June 30, 2000.

Marketable Securities

Investments in marketable securities are categorized as either trading, available-for-sale or held-to-maturity. On June 30, 2000, marketable securities consisted of certificates of deposit with contractual maturities of less than one year which the Company plans to hold to maturity. The certificates of deposit are stated at amortized cost.

Inventories

Inventories are valued at the lower of cost, determined on the first-in, first-out method, or market.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Significant additions or improvements are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation and amortization expense is provided on a straight-line basis over the estimated useful lives of the assets as follows:

      Buildings and improvements                 10-25 years
      Machinery and equipment                     5-10 years
      Furniture and fixtures                      5-10 years
      Automotive equipment                           3 years



Interest expense related to and incurred during the construction period of buildings is capitalized as part of the cost of such assets and depreciated over the estimated useful life of the building. Depreciation and amortization expense related to property, plant and equipment including depreciation and amortization expense on equipment under capital leases (see Note 10) was $671,135, $258,787 and $315,808 for the years ended June 30, 2000, 1999 and 1998, respectively.


Long-Lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company records impairment losses on long-lived assets used in operations whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from use of the assets is less than the carrying value. As of June 30, 2000, management has evaluated the Company's asset base, under the guidelines established by SFAS No. 121, and believes that no impairment has occurred.

Fair Value of Financial Instruments

For certain of the Company's financial instruments, including accounts receivable, notes receivable, marketable securities, accounts payable and accrued expenses, management believes that the carrying amounts approximate fair value due to their short maturities. The carrying amount and estimated fair value of debt, at June 30, 2000 is $2,458,196 and $2,141,242, respectively, and $6,050,645 and $5,314,196, respectively, at June 30, 1999

Revenue Recognition

The Company recognizes revenue upon the shipment of its products.

Research and Development

Research and development costs are charged to expense as incurred. During the year ended June 30, 1998, the Company made a one-time payment of $775,000 relating to certain research and development fees. This payment was included in research and development expense in the accompanying consolidated statement of operations for the year ended June 30, 1998.

Advertising Costs

Advertising costs are charged to expense as incurred. The amounts charged to sales and marketing expense in the accompanying consolidated statements of operations for the years ended June 30, 2000, 1999 and 1998, were $9,707, $39,910 and $8,198, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used for income taxes. Under this method, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and the laws that are expected to be in effect when the differences reverse.

Stock Dividend

In September 1998, the Company, prior to the filing of its annual report on Form 10-K for the fiscal year ended June 30, 1998, declared a 10% stock dividend to shareholders of record as of September 18, 1998. The new shares were distributed to shareholders on September 30, 1998. Amounts equal to the fair market value (based on the quoted market price) of the additional shares issued were charged to retained earnings and credited to common stock and additional paid-in capital effective June 30, 1998. Earnings (loss) per common share, shares used in computing earnings (loss) per common share and option balances and prices were restated to give retroactive effect to the 10% dividend.

In October 1999, the Company declared a 10% stock dividend to shareholders of record as of November 3, 1999. The new shares were distributed to shareholders on November 24, 1999. A total of $680,271, representing the fair market value (based on the quoted market price) of the additional shares issued was charged to retained earnings, with $2,603 and $677,668 credited to Common stock and additional paid-in capital, respectively, effective on the date such dividend was declared.

Recent Accounting Pronouncements

Effective with the year ended June 30, 1999, the Company was subject to the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income in a full set of general-purpose financial statements. Comprehensive income is defined as the total of net income (loss) and all other non-owner changes in equity. For the years ended June 30, 2000, 1999 and 1998 the Company's comprehensive income consists only of net income (loss), therefore, there have been no changes in the display of the Company's consolidated financial statements.

Effective with the year ended June 30, 2000, the Company was subject to the provisions of the American Institute of Certified Public Accountants' Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. The statement also requires that costs related to the preliminary project stage and post implementation/operations stage in an internal-use computer software development project be expensed as incurred. As the Company's existing policy already met the guidelines of SOP 98-1, the adoption of this pronouncement had no impact on the Company's financial position or results of operations.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133," which must be adopted by the Company in the year ending June 30, 2001, provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. As the Company does not currently hold derivative instruments or engage in hedging activities, the adoption of this pronouncement is expected to have no impact on the Company's financial position or results of operations.

Earnings (Loss) per Common Share
The Company has provided basic and diluted earnings (loss) per Common share pursuant to SFAS No. 128, "Earnings per Share." SFAS No. 128 requires dual presentation of basic and diluted earnings (loss) per share for complex capital structures on the face of the statements of operations. According to SFAS No. 128, basic earnings (loss) per share is calculated by dividing net income (loss) available to Common shareholders by the weighted average number of Common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution from the exercise or conversion of securities into Common stock, such as stock options. Because the Company has reported a net loss from continuing operations for all periods presented, all options have been considered antidilutive. Therefore, options to purchase 22,398, 27,649 and 27,649 shares of Common stock with an average exercise price of $2.63, $2.80 and $2.80 were outstanding during the years ended June 30, 2000, 1999 and 1998, respectively, but were not included in the computation of diluted earnings
(loss) per Common share.

4. INVENTORIES:

                                                           JUNE 30
                                                           -------

                                                 2000                   1999
                                                 ----                   ----

Raw materials and supplies                    $  688,548             $1,194,084
Work-in-process                                  548,134              1,928,753
Finished goods                                   252,014              1,250,419
                                              ----------             ----------

                                              $1,488,696             $4,373,256
                                              ==========             ==========

5. ACCRUED EXPENSES:

                                                         JUNE 30
                                                         -------
                                               2000                    1999
                                               ----                    ----

Compensation and related benefits            $185,429               $303,234
Other                                         185,600                320,612
                                             --------               --------

                                             $371,029               $623,846
                                             ========               ========

6. LINES OF CREDIT:

The Company has a line of credit with a bank under which it may borrow up to $3,000,000 through March 31, 2001, subject to renewal. Borrowings under the line bear interest at the bank's prime rate (9.50% at June 30, 2000) and are secured by all assets of the Company. The highest levels of borrowings during the years ended June 30, 2000, 1999, and 1998 were $1,500,000, $1,800,000 and
$850,000, respectively. Interest expense on borrowings on the line of credit was $122,500, $89,595 and $151,134 for the years ended June 30, 2000, 1999 and 1998, respectively, at weighted average interest rates of 8.6%, 8.0% and 8.5%, respectively. In addition, the Company has an additional convertible line of credit with the same bank under which it could borrow up to $500,000 to finance legal fees and related expenses. During the year ended June 30, 2000, the Company borrowed the maximum amount available under the convertible line of credit and has included these amounts, net of repayments in long-term debt, on the accompanying consolidated balance sheet based upon the scheduled repayment terms. The line of credit is subject to certain financial and non-financial covenants, which include, among others, a ratio of EBITDA to fixed charges, as defined, and a level of tangible net worth.

Thompson Dental Manufacturing Co., Inc., a subsidiary of the Company accounted for within discontinued operations, is a guarantor and surety of borrowings under these credit facilities.

7. LONG-TERM DEBT:

                                                                                                   JUNE 30
                                                                                                   -------
                                                                                             2000         1999
                                                                                             ----         ----
Note payable to bank in monthly installments of $31,667, plus interest at prime minus .05%, through April 1, 2003. (Interest rate not to exceed 8.45% or be
below 8.20%). Rate at June 30, 2000 was 8.45%.                                            $1,736,006   $2,084,339

Mortgage payable to bank in monthly installments of $10,230, plus interest at
LIBOR plus 1.63%, through August 2008. (Interest rate not to exceed 7.29% or be below 7.04%). Rate at June 30, 2000 was 7.29%. (Accounted for within
discontinued operations at June 30, 2000)                                                          -    1,262,853

Note payable to bank in monthly installments of $3,305, plus interest at LIBOR plus 2.24%, through November 2003. (Interest rate not to exceed
7.54% or be below 7.27%.) Rate at June 30, 2000 was 7.54%. (Accounted for within
discontinued operations at June 30, 2000)                                                          -      954,012

Mortgage payable to municipal authority in monthly installments of $6,371, including interest at 2.00%, through July 1, 2010. (Accounted for within
discontinued operations at June 30, 2000)                                                          -      744,182

Convertible line of credit payable to bank in monthly installments of principal and interest, based on outstanding balance, through August 2004. At June 30,
2000, the monthly payment was $11,709, and interest rate was 9.50%. (Accounted
for within discontinued operations at June 30, 2000)                                               -            -

Mortgage payable to bank in monthly installments of $925, plus interest at LIBOR plus 1.63%, through August 2008. (Interest rate not to exceed 7.29% or be below
7.04%.) Rate at June 30, 2000 was 7.29%.                                                     417,789      427,599

Note payable to officer with annual interest payments payable at a 10% rate, and principal due in full in December, 2002. (Accounted for within
discontinued operations at June 30, 2000)                                                          -            -

Note payable to bank in monthly installments of $2,543, including interest at prime plus 0.75% through December 1, 2011. Rate at June 30, 2000 was 10.25%.
(Accounted for within discontinued operations at June 30, 2000)                                    -      218,646


                                                                                                   JUNE 30
                                                                                                   -------
                                                                                             2000         1999
                                                                                             ----         ----
Mortgage payable to municipal authority in monthly installments of $1,952
including interest at 2.00%, through April 2010.                                             202,393      220,038

Mortgage payable to bank in monthly installments of $5,179, plus interest at a floating interest rate through August 2001. (Interest rate not to exceed 5.85%
or be below 5.69%.) Rate at June 30, 2000 was 5.85%.                                          82,008      138,976
                                                                                             -------      -------


                                                                                           2,438,196    6,050,645
Less- Current portion                                                                       (500,489)    (614,553)
                                                                                          ----------   ----------
                                                                                          $1,937,707   $5,436,092
                                                                                          ==========   ==========

Interest expense on the Company's long-term debt was $173,205, $234,202 and $313,626 for the years ended June 30, 2000, 1999 and 1998, respectively. During the year ended June 30, 1999, the Company renogotiated certain of its mortgages and loans to secure longer terms and lower interest rates.

Substantially all of the Company's assets are pledged as collateral for the long-term debt. In addition, a mortgage payable to a municipal authority is collateralized by a standby letter of credit in the amount of $150,000 and the two mortgages payable to municipal authorities are subordinate to certain other debt obligations in the aggregate amount of approximately $4,900,000. The Company's long-term debt payable to commercial banks is subject to the same covenants as the lines of credit (see Note 6).

As of June 30, 2000, long-term debt matures as follows:

              2001                                           $500,489
              2002                                            491,712
              2003                                            922,798
              2004                                             55,050
              2005                                             36,546
             Thereafter                                       431,601
                                                           ----------

                                                           $2,438,196
                                                           ==========

8. EMPLOYEE BENEFIT PLANS:

Profit Sharing Plan

The Company has a noncontributory profit sharing plan for employees who have completed one full year of service and have attained the age of 21. The Company, at the discretion of the Board of Directors, may make contributions to the plan. The contributions cannot exceed the maximum amount which will constitute an allowable deduction for federal income tax purposes and are based on the Company's profitability and shall be paid from the Company's net income or retained earnings.

A participating employee's full account becomes payable to the employee's designated beneficiary upon normal retirement, upon retirement at any age due to disability, or upon death. In the event employment is terminated before normal retirement, a portion of the Company's contribution is forfeited unless the employee has at least seven full years of service.

The Company did not make any contributions during the years ended June 30, 2000, 1999 and 1998.

Employee Savings Plan

The tax deferred employee savings and protection plan under Section 401(k) of the Internal Revenue Code is available for all eligible employees. This plan allows an employee to contribute between 3.0% and 10.0% of compensation to the plan and these contributions are not subject to current federal income taxes. The Company matches 50% of the employee's contributions, to a maximum of 3.0% of the employee's earnings, subject to the deferral limit under the Internal Revenue Code. Participants are at all times fully vested in their contributions and the Company contributions become vested at various percentages based on years of service with 20% vested after three years and 20% for each year thereafter.


The Company's matching contributions for the years ended June 30, 2000, 1999 and 1998 were $49,721, $47,159 and $44,879, respectively.

9. INCOME TAXES:

                                                                            FOR THE YEAR ENDED JUNE 30
                                                                            --------------------------

                                                                     2000             1999              1998
                                                                     ----             ----              ----
       Current:
               Federal                                            $(326,858)        $(234,593)       $(155,936)
               State                                                      -                 -           18,780
                                                                   --------         ---------         --------

                                                                   (326,858)         (234,593)        (137,156)
                                                                   --------         ---------         --------

       Deferred:
               Federal                                               43,757          (306,295)          40,087
               State                                                  4,889                -           (21,509)
                                                                   --------         ---------         --------

                                                                     48,646          (306,295)          18,578
                                                                   --------         ---------         --------

                                                                  $(278,212)        $(540,888)       $(118,060)
                                                                  =========         ==========        ========

A reconciliation of the U.S. Federal Income Tax rate to the effective income tax rate is as follows:

                                                                            FOR THE YEAR ENDED JUNE 30
                                                                            --------------------------

                                                                    2000              1999                 1998
                                                                    ----              ----                 ----
Federal taxes                                                     (34.0)%            (34.0)%              (34.0)%
State taxes                                                          --                 --                 (0.5)
Other                                                               0.6               (1.0)                11.2
                                                                   ----               ----                 ----

                                                                  (33.4)%            (35.0)%              (23.3)%
                                                                   ====              =====                 ====

Deferred income tax assets and liabilities are classified as current and noncurrent based on the financial reporting classification of the related assets and liabilities which gave rise to the temporary difference. Significant components of the deferred income tax assets and liabilities are as follows:

                                                                                            JUNE 30
                                                                                            -------
                                                                                  2000                   1999
                                                                                  ----                   ----

Deferred income tax assets:
Net operating loss carryforwards                                                 $126,861             $187,583
Accounts receivable and inventory reserves not
     currently deductible                                                         155,389              317,903
Litigation reserves                                                                82,245              123,810
Other accruals not currently deductible                                            12,046              199,762
                                                                                 --------             --------

                                                                                  376,541              829,058
Deferred income tax liabilities:
Depreciation and amortization                                                     (82,657)            (287,503)
                                                                                 --------             --------

                                                                                  293,884              541,555
Valuation allowance                                                              (154,038)            (291,665)
                                                                                 --------             --------

        Net deferred income tax assets                                           $139,846             $249,890
                                                                                 ========             ========

The deferred income tax asset valuation allowance is attributed to certain state deferred tax assets. Management believes sufficient uncertainty exists regarding the realizability of these items that a valuation allowance is required. The valuation allowance decreased $137,627 during the year ended June 30, 2000, due principally to the decrease in deferred income tax assets during the year. The net operating loss carryforwards begin to expire in 2008.

10. COMMITMENTS AND CONTINGENCIES:


Other than the litigation filed against the Company by Dentsply (which is described below), the Company was not involved in any material legal proceedings, other than ordinary litigation incidental to the business and, specifically, was not involved in any material environmental litigation or governmental proceedings.

Dentsply Litigation

On April 22, 1998, the Company was served with a complaint in the United States Court for the Middle District of Pennsylvania by Dentsply claiming infringement of a Dentsply patent by the Company's manufacturing process to fabricate nickel titanium endodontic (root canal) instruments. By amendment, a claim for infringement of a second related patent was later added. The Company retained counsel to vigorously defend against the Dentsply complaint, which management believed to be without basis. The Company asserted defenses which management believed meritorious. In addition, the Company filed counterclaims alleging, among other things, that Dentsply was infringing three Company patents, violating the Sherman Antitrust Act and the Lanham Act, and interfering with the Company's business relationships.


Subsequent to the fiscal year ended June 30, 2000, the two parties reached a settlement of their respective claims and entered into two license agreements. Dentsply licensed from Moyco three United States and related foreign patents covering inventions related to endodontic instrument tips. Moyco licensed from Dentsply four United States patents covering various inventions related to nickel titanium endodontic instruments. The parties have agreed to release each other from all claims pending in the U.S. District Court for the Middle District of Pennsylvania. Royalties earned and/or paid under those agreements will be based on sales of licensed products beginning January 1, 2001, and will be assumed by the dental supplies business buyer.


Foot Powder Settlement

During calendar year 1997, the Company settled a Government investigation of Itch-Away Foot Powder which the Company manufactured and sold pursuant to contracts with the United States Defense Department. The Company entered into a civil settlement of the matter agreeing to pay the Government a total of $505,000, without interest. These payments are secured by an irrevocable letter of credit obtained by the Company from a bank. The Company made the first payment of $100,000 in August 1997, the second payment of $101,250 in August 1998, the third payment of $101,250 in August 1999, the fourth payment of $101,250 in August 2000, and will make one similar payment in August 2001. In connection with this matter, the Company was fined $350,000, which is payable in five annual installments commencing in January 1998. The Company has paid the first, second and third installments. Interest is payable at 5.42% per year and is due with the final year's payment.

Capital Leases

The Company has entered into capital leases for property and equipment which expire at various dates through December 2006. Property and equipment acquired under capital leases at a cost of $373,475 and $492,685, less accumulated amortization of $185,932 and $103,377, are included in property and equipment in the accompanying balance sheets as of June 30, 2000 and 1999, respectively. Interest rates on these capital leases range from 5.1% to 11.1%. Future minimum lease payments under capital leases as of June 30, 2000, are as follows:

     2001                                                 $ 89,683
     2002                                                   53,737
     2003                                                   24,679
     2004                                                   24,679
     2005                                                   24,679
     Thereafter                                             30,847
                                                          --------

     Total minimum lease payments                          248,304
     Less - amount representing interest                   (26,949)
                                                          --------

     Present value of minimum capital
             lease payments                               $221,355
                                                          ========

11. STOCK OPTIONS:

The Company has an incentive stock option plan that provides for the awarding of options for the purchase of up to 242,000 shares of Common stock (as adjusted for the respective 10% stock dividends issued on September 30, 1998 and November 24, 1999 (see Note 3). Under the plan, options are granted at a price not less than the fair market value at the grant date and become exercisable upon such date. Employee options expire 10 years after the grant date and directors' options expire five years after the grant date. Of the total options authorized for issuance, 141,903 shares have been granted, 123,619 shares have been exercised, and 1,936 shares have been cancelled. As of June 30, 2000, 100,097 options are available for future grants.


The following summarizes information relative to the stock option plan:

                                                                                      Weighted
                                                                     Exercise          Average
                                                                       Price       Exercise Price        Aggregate
                                                  Options           (per share)      (per share)         Proceeds
                                                  -------           -----------      -----------         --------
Balance as of June 30, 1997                        22,950           $0.75 - 6.50        $3.39             $77,762

Granted                                               --                      --           --                  --
Exercised                                           (100)                   3.00         3.00                (300)
Effect of 10% stock dividend on
  options                                           2,285                     --           --                  --
                                                   ------           ------------        -----             -------

Balance as of June 30, 1998                        25,135            0.68 - 5.91         3.08              77,462

Granted                                                --                     --           --                  --
Exercised                                              --                     --           --                  --
                                                   ------           ------------        -----             -------
Balance as of June 30, 1999                        25,135            0.68 - 5.91         3.08              77,462

Granted                                                --                     --           --                  --
Exercised                                          (5,250)                  0.85         0.85              (4,500)
Effect of 10% stock dividend on
  options                                           2,513                     --           --                  --
                                                   ------           ------------        -----             -------
Balance as of June 30, 2000                        22,398           $0.61 - 5.32        $3.25             $72,962
                                                   ======           ============        =====             =======

The expiration dates for outstanding options at June 30, 2000 range from December 2003 to December 2006, with a weighted average remaining contractual life of 3.6 years.

The following table summarizes information about the stock option plan as of June 30, 2000 based upon the different ranges in exercise prices of the outstanding options and adjusted for the respective 10% stock dividends issued on September 30, 1998 and November 24, 1999(see Note 3):

                                                                     Weighted
   Range of                      Options                              Average                          Weighted
   Exercise                    Outstanding                           Remaining                          Average
    Prices                         and                           Contractual Life                   Exercise Price
  (per share)                  Exercisable                            (years)                         (per share)
  -----------                  -----------                            -------                         -----------
     $0.68                         800                                  3.5                              $0.68
     2.73                        13,763                                 6.0                               2.73
  4.77 - 5.91                     7,835                                 7.3                               5.55
                                 ------

                                 22,398
                                 ======

The Company accounts for its options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized. In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. SFAS No. 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan. Had the Company recognized compensation cost for its stock options consistent with the provisions of SFAS No. 123, the Company's pro forma net income (loss) and pro forma earnings (loss) per Common share would have been as follows:

                                                                             FOR THE YEAR ENDED JUNE 30
                                                                             --------------------------
                                                                       2000             1999                1998
                                                                       ----             ----                ----
Net Income (Loss):
   As reported                                                       $757,408        $(435,801)          $1,061,329
                                                                     ========        =========           ==========

   Pro forma                                                         $757,408        $(435,801)          $1,061,329
                                                                     ========        =========           ==========

Basic and Diluted Earnings (Loss) per
Common share:
   As reported                                                       $   0.15        $   (0.09)          $     0.21
                                                                     ========        =========           ==========

   Pro forma                                                         $   0.15        $   (0.09)          $     0.21
                                                                     ========        =========           ==========

There were no options granted during the years ended June 30, 2000, 1999 and 1998.


12.  CUSTOMER INFORMATION:


The Company's customer base consists principally of large companies in the high-technology industry. During the year ended June 30, 2000, one customer accounted for 14.0% of the Company's total net sales. No single customer comprised greater than ten percent of the Company's total net sales or accounts receivable during the years ended June 30, 1999 and 1998.


13. GAIN ON SALE OF CMP BUSINESS AND PARTICLE DISPERSION TECHNOLOGY


On December 31, 1997, the Company sold its chemical mechanical planarization ("CMP") assets and CMP business product line for the electronics industry and related intellectual property to EKC Technology, Inc. ("EKC"), a subsidiary of ChemFirst Inc. for $2,450,000 in cash, as well as a deferred payment by EKC contingent on sales of CMP products during the period through June 30, 2000, and varying royalties based on sales of CMP products through 2004. The additional deferred payment expected to be received for the period through June 30, 2000 is not significant. This transaction resulted in a pre-tax gain of $1,660,483 for the Company. In connection with the sale, EKC agreed that during 1999 it would purchase a portion of the Company's raw material inventory that was on hand at December 31, 1997 for $250,000. As of June 30, 2000, EKC has purchased $125,000 of this inventory.

Also on December 31, 1997, the Company sold certain particle dispersion technology to Nanophase Technologies Corporation ("Nanophase") for $223,000 in cash, resulting in a one-time pre-tax gain of $223,000.

14.  OTHER INCOME, NET:


                                                                               For the Year Ended June 30
                                                                               --------------------------
                                                                           2000             1999             1998
                                                                           ----             ----             ----
Proceeds from casualty insurance                                         $315,000         $200,000         $    --
Gain on disposition of property and equipment                                  --              --           72,000
Other income                                                                   --           53,190          18,731
Other expense                                                             (44,484)         (23,558)             --
                                                                         --------         --------         -------

                                                                         $270,516         $229,632         $90,731
                                                                         ========         ========         =======


In April, 1999, certain coating equipment, utilized in the manufacture of abrasive materials, was damaged at the Company's Montgomeryville facility. As a result, the Company received proceeds under its insurance coverage of $315,000 and $200,000, respectively in the years ended June 30, 2000 and 1999, which was used to replace a portion of the damaged equipment and resolve a business interruption claim.


15. RELATED PARTY TRANSACTION


In January 2000, an officer of the Company transferred 181,500 shares of the Company's common stock in payment of certain legal fees owing to the Company's counsel in the Dentsply litigation, which had been incurred and recorded by the Company in the prior fiscal year. The Company issued its promissory note in the principal amount of $257,000, the stipulated value of the shares transferred by the officer. The note is payable in full on December 31, 2002. Interest at the annual rate of 10% is payable on December 31 of each year, but the Company may elect to defer payment of interest and add it to the principal amount due.


16. SHARES ISSSUED TO CONSULTANTS


In June 2000, the Company issued 30,000 shares of restricted common stock, valued at approximately $78,750 on date of issuance, to a consulting firm for professional services to review and evaluate strategic alternatives, including but not limited to mergers, acquisitions, and spin-off of business segments, and thereafter implement a plan to increase shareholder value.

         ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Safe Harbor for Forward-Looking Statements

         From time to time, the Company may publish statements which are not historical fact, but are forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides safe harbor for forward-looking statements.

         These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical and anticipated results or other expectations expressed in the Company's forward-looking statements. Such forward-looking statements may be identified by the use of certain forward-looking terminology, such as, "may," "will," "should," "expect," "anticipate," "intend," "plan," "project," "estimate," "believe," "goal," or "continue," or comparable terminology that involves risks or uncertainties. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to (i) competition within the Company's industries; (ii) changes in the economics of dentistry, including consolidation, reduced growth in expenditures by private dental insurance plans, and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability of dentists to invest in or obtain reimbursement for the use of dental products; (iii) the effect of economic conditions; (iv) supply risks, including shortages and increases in the costs of key raw materials; (v) dependence on the services of the Company's executive officers, and other key operations and technical personnel; (vi) legal proceedings; and (vii) the effects of the casualty loss at one of the Company's manufacturing facilities (See discussion of casualty loss below).

         Overview

         On January 10, 2001, the Company entered into an agreement to sell its dental supplies business to Miltex Instrument Company, Inc., an affiliate of American Securities Capital Partners, LLP., for approximately $17 million.

         Over the past three years, Moyco increased sales from $4.4 million to $6.7 million. This growth is primarily the result of the introduction of new products and success in securing new customers for both the new and existing product lines.

         The Company recorded a loss from continuing operations of $554,461 for fiscal 2000. This improvement from the loss of $1,005,369 in the prior period is attributable to increased demand for fiber optic polishing films, as offset by the additional costs incurred in the introduction of a new sales, marketing and growth strategy for this product line. The Company has targeted four applications and markets to generate additional revenues for its precision lapping films and slurries. The growth strategy is to target specific opportunities related to the finishing and polishing of computer heads, ceramic rolls and automotive parts. As a result of continued growth of fiber optic technologies for the home and workplace, sales of fiber optic polishing films are expected to exceed current levels in the immediate future. The Company will continue to invest in product development in order to serve this growing market.


         In April 1999, certain coating equipment, utilized in the manufacture of abrasive materials was damaged at the Company's Montgomeryville facility. As a result, the Company received proceeds under its insurance coverage of $200,000 during the three months ended June 30, 1999, $135,000 during the three months ended September 30, 1999, and $180,000 during the three months ended March 31, 2000, which was used to replace a portion of the damaged equipment and resolve a business interruption claim.

         In January, 2000, an officer of the Company transferred 181,500 shares of the Company's common stock in payment of certain legal fees owing to the Company's counsel in the Dentsply litigation, which had been incurred and recorded by the Company in the prior fiscal year. The Company issued its promissory note in the principal amount of $257,000, the stipulated value of the shares transferred by the officer. The note is payable in full on December 31, 2002. Interest at the annual rate of 10% is payable on December 31 of each year, but the Company may elect to defer payment of interest and add it to the principal amount due. This note is accounted for within the Company's discontinued dental supplies business segment.

         In June, 2000, the Company issued 30,000 shares of restricted common stock valued at approximately $78,750 on date of issuance, to a consulting firm for professional services to review and evaluate strategic alternatives, including but not limited to mergers, acquisitions, and spin-off of business segments, and thereafter implement a plan to increase shareholder value. The Company believes that the value of the services to be rendered by the consultant to be equivalent to the value of the shares on the date of issuance.

         Summary

         The following table sets forth for the periods indicated the Company's continuing operations' key operating data.

                                         For the Year Ended June 30
                                         --------------------------
                                     2000            1999           1998
                                     ----            ----           ----
         Net sales                $6,650,597     $ 4,743,742     $ 4,421,873
                                  ==========     ===========     ===========
         Gross profit             $1,879,434     $ 1,208,221     $ 1,441,919
                                  ==========     ===========     ===========
         Loss from
          operations              $ (890,429)    $(1,464,110)    $(2,095,028)
                                  ==========     ===========     ===========

         Results of Operations

         Year Ended June 30, 2000 Compared to Year Ended June 30, 1999

         Net sales in fiscal 2000 totaled $6,650,597, an increase of $1,906,855 from fiscal 1999, primarily from the full rollout in fiscal 2000 of new proprietary abrasive films for fiber-optic polishing applications. These films were first introduced in the prior fiscal year. In addition, the Company secured several new customers for this product line.

         Gross profit increased $671,213 from $1,208,221 (25.5% of net sales) in fiscal 1999 to $1,879,434 (28.3% of net sales) in fiscal 2000. The improvement in gross profit is attributable to the increased volume of sales. The improvement in gross profit percentage is attributable to improved product mix and the casualty loss suffered in fiscal 1999, which had caused production interruptions and the use of less efficient manufacturing processes during the period subsequent to the loss.

         Operating expenses increased $97,532 from $2,672,331 (56.3% of net sales) in fiscal 1999 to $2,769,863 (41.6% of net sales) in fiscal 2000. Sales and marketing expenses decreased $60,691 from $702,080 (14.8% of net sales) in fiscal 1999 to $641,389 (9.6% of net sales) in fiscal 2000 primarily as a result of cost containment measures. General and administrative expenses remained relatively constant between the two periods.

         Interest expense decreased largely due to the full year effect of the debt renegotiation that the Company accomplished in late fiscal 1999. Interest income remained relatively constant between periods. The decrease in income tax benefit is attributable to the reduction in losses.

         Income from discontinued operations, consisting of the Company's dental supplies business segment, increased from $569,568 in fiscal 1999 to $1,311,869 in fiscal 2000 due to higher sales of the Company's patented endodontic (root canal) instruments and reduced legal fees from the Dentsply litigation, which was settled subsequent to year-end.

         Year Ended June 30, 1999 Compared to Year Ended June 30, 1998

         Net sales in fiscal 1999 totaled $4,743,742, an increase of $321,869 from fiscal 1998 sales, primarily as a result of the introduction of newly developed higher priced abrasive films for fiber-optic polishing applications.

         Gross profit decreased $233,698 from $1,441,919 (32.6% of net sales) in fiscal 1998 to $1,208,221 (25.5% of net sales) in fiscal 1999. The decrease in gross profit percentage is attributable to the casualty loss experienced at the Company's Montgomeryville facility which caused production interruptions and the use of less efficient manufacturing processes during the period subsequent to the loss.

         Operating expenses decreased $864,616 from $3,536,947 (80.0% of net sales) in fiscal 1998 to $2,672,331 (56.3% of net sales) in fiscal 1999. This decrease was a result of a $940,535 decrease in research and development expenses as a result of costs incurred in fiscal 1998 in connection with certain research and development fees paid to Nanophase, as well as the investment of funds during the same period to refine the Company's CMP slurry products. Sales and marketing expenses increased $114,701 from $587,379 (13.3% of net sales) in fiscal 1998 to $702,080 (14.8% of net sales) in fiscal 1999 primarily as a result of additional cooperative advertising and education seminars sponsored by the Company offset by lower sales commissions. General and administrative expenses decreased $38,782 from $1,978,094 (44.7% of net sales) in fiscal 1998 to $1,939,312 (40.9% of net sales) in fiscal 1999.

         Interest expense decreased due to a decrease in the average interest rate on the Company's outstanding debt obligations (from the renegotiation of the rates on capital mortgages and long-term debt in fiscal 1999) and as a result of lower average borrowings on the Company's line of credit. Interest income remained relatively constant between periods. Other income increased $138,901 due to the receipt of $200,000 in casualty insurance proceeds to replace equipment damaged as a result of the aforementioned casualty loss at the Montgomeryville facility.

         In fiscal 1998, the Company sold its CMP assets and CMP business product line for the electronics industry and related intellectual property to EKC, a subsidiary of ChemFirst Inc. for $2,450,000 in cash, as well as a deferred payment by EKC contingent on sales of CMP products during the period through June 30, 2000, and varying royalties based on sales of CMP products through 2004. The additional deferred payment expected to be received for the period through June 30, 2000 is not significant. This transaction resulted in a pre-tax gain of $1,660,483 for the Company in fiscal 1998.

         Also in fiscal 1998, the Company sold certain particle dispersion technology to Nanophase for $223,000 in cash, resulting in a one-time pre-tax gain of $223,000.

         The Company's discontinued dental supplies segment experienced a drop in net income due to a lower volume of sales and higher legal costs relating to the Dentsply litigation.

         Liquidity and Capital Resources

         Historically, the Company's primary source of liquidity has been cash flow from operations. These funds, combined with borrowings under long-term debt obligations with both banks and municipal authorities, have provided the liquidity to finance the Company's capital expenditures and continued operations. Substantially all of the Company's assets are pledged as collateral for its long-term debt.

         On January 10, 2001, the Company entered into an agreement to sell its dental supplies business segment to Miltex Instrument Company, Inc., an affiliate of American Securities Capital Partners, LLP., for approximately $17,000,000. Management's intention is to use the net proceeds to retire outstanding borrowings and to pay a liquidating dividend to all shareholders.

         Net cash of $732,998 and ($51,215) was provided by/(used in) operations during fiscal 2000 and 1999, respectively. Net cash of $1,567,970 was used in operations in fiscal 1998. In fiscal 2000, the decreasing use of cash between periods was driven by improved profitability, as offset by increases in inventory levels and payments to vendors. The decreased cash used in operations between fiscal 1999 and 1998 was a result of the timing of receivable collections from customers, changes in the level of inventory maintained by the Company and payments to vendors offset by an increasing loss from operations and the timing of payments to taxing authorities.

         Working capital at June 30, 2000 and 1999, totaled $6,485,549 and $5,159,438, respectively. The Company's current ratio at June 30, 2000 and 1999, was 3.1:1 and 2.1:1, respectively. The net assets (current and non-current) of the Company's discontinued operations are included in current assets at June 30, 2000.

         Expenditures for property, plant and equipment totaled $213,012 in fiscal 2000, $291,838 in fiscal 1999 and $439,833 in fiscal 1998. The
         Company received proceeds of $2,673,000 related to the sale of its CMP assets, the CMP business product line for the electronics industry and related intellectual property, and certain particle dispersion technology during fiscal 1998.

         Proceeds received from long-term debt were $257,000, $975,000 and $4,260,000 for fiscal 2000, 1999 and 1998, respectively, which includes proceeds of $750,000 related to a refinancing of a portion of its line of credit with long-term debt with a bank during fiscal 1999. For fiscal 2000, 1999 and 1998, the Company made payments on long-term debt and capital lease obligations of $755,817, $1,734,887 and $3,651,897, respectively, which includes payments of $975,000 and $2,562,921 related to refinancing of certain long-term debt during fiscal 1999 and 1998, respectively.

         In June 2000, the Company issued 30,000 shares of restricted common stock, valued at approximately $78,750 on date of issuance, to a consulting firm for professional services to review and evaluate strategic alternatives, including but not limited to mergers, acquisitions, and spin-off of business segments, and thereafter implement a plan to increase shareholder value.

         The Company has a commitment for a $3,000,000 line of credit with a bank which will expire on March 31, 2001, subject to renewal. Management believes it will be able to renew the line of credit under similar terms and conditions. The line of credit bears interest at the prime rate and is secured by substantially all of the Company's assets. During fiscal 2000, the Company had net borrowings of $550,000 under this line of credit.

         The Company expects to spend approximately $500,000 in fiscal 2001 on capital expenditures, primarily for manufacturing equipment. In addition, the Company is obligated to pay $346,314 over two years relating to the settlement of the foot powder matter. The Company anticipates that sufficient cash will be generated from operations to fund these payments and expenditures and, to the extent they are not, they will be funded using the Company's credit facilities.

         The Company is constantly evaluating its capital structure and considering opportunities for strategic alliances, mergers, acquisitions, secondary offerings, private placements or other transactions. The Company continually evaluates and considers possible acquisition and/or merger opportunities. Among other items, the Company would consider the following factors in determining whether or not to pursue an acquisition or alliance including: (i) synergy with the Company's current lines of business products, (ii) growth potential,
         (iii) return on investment and (iv) technologies. However, at this time, none of the above opportunities are planned or in process.

         The Company believes that inflation has not, and will not, have a material impact on the Company's financial condition and results of operations.

         Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 an amendment of FASB Statement No. 133," which must be adopted by the Company in the year ending June 30, 2001, provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. As the Company does not currently hold derivative instruments or engage in hedging activities, the adoption of this pronouncement is expected to have no impact on the Company's financial position or results of operations.

         Section 16 (a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Rule 16a-3(e) of the Securities and Exchange commission to furnish the Company with copies of all Section 16(a) forms they file with the Commission.

         Based solely on review of the copies of such forms furnished to the Company during and with respect to the year ended June 30, 2000, the Company believes that during the year then ended all Section 16(a) filings applicable to these Reporting Persons were timely filed.

         Risk Factors

         The statements contained in this Form 8-K that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Additionally, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, press releases, oral statements made with the approval of an authorized executive officer or in various filings made by the Company with the Securities and Exchange Commission. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events and financial performance and are, generally, but not exclusively, identified by the use of such terms as "may," "will," "should," "expect," "anticipate," "intend," "plan," "project," "estimate," "believe," "goal," or "continue," or comparable terminology that involves risks or uncertainties. However, these forward-looking statements are subject to many uncertainties and risks which could cause the actual results of the Company to differ materially from any future results expressed or implied by such statements. Additionally, the Company does not undertake any obligation to update any forward-looking statements.

         The risk factors identified in the cautionary statements below could cause actual results to differ materially from those suggested in these forward-looking statements. Also, the Company may, from time to time, set forth additional risk factors on Forms 10-Q and 8-K. However, the risk factors listed below or in future reports of the Company are not exhaustive. New risk factors emerge from time to time, and it is not possible for management to predict all of such risk factors, nor can it assess the impact of all of such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The cautionary statements below are being made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Company intends that all forward-looking statements made, in whatever form, be considered subject to the Act.

         Competition. The Company faces substantial competition from other manufacturers. Competitive pressure could result in price competition or the introduction of new products by the Company's competitors, which could have an adverse impact on the Company's revenues and results of operations. In addition, the Company is engaged in industries characterized by extensive research efforts. Advances in products and other discoveries or developments could render some of the Company's products obsolete. Some of the companies with which the Company competes or may compete in the future have or may have more extensive research, marketing and manufacturing capabilities and significantly greater financial, technical and personnel resources than the Company and may be better positioned to continue to improve their technology in order to compete in evolving industries.

         Patents and Proprietary Technologies. The Company's ability to compete effectively with other companies depends, in part, on its ability to protect and maintain the proprietary nature of its technology. The Company owns several United States patents and a number of issued foreign patents and pending patent applications for its products. The Company plans to continue to patent inventions which may provide commercial benefit. Currently, the Company is reviewing the possibility of filing several new applications related to abrasives technologies. The Company treats its design and technical data as confidential, and relies on nondisclosure safeguards, such as confidentiality agreements, laws protecting trade secrets and agreements to protect proprietary information. Although the Company has been successful to date in disputes involving the validity and enforceability of its patents and in defending itself against claims by others of patent infringement, there can be no assurance that the Company will continue to be successful in such matters in the future or that the Company's patents or other proprietary rights, even if continuing to be held valid, will be broad enough in scope to enable the Company to prevent third parties from producing products using similar technologies or processes.

         Product Development. The Company is actively engaged in identifying market needs and in developing products to satisfy those unmet needs. Such products are not necessarily in the Company's current business segments. The Company attempts to validate the existence of such unmet needs as well as the potential revenues, costs and profits involved in satisfying such needs. There is a material risk that the Company's competitors may satisfy those needs with more effective or less expensive products. There is also a material risk that the Company's estimates of the economic potential from such unmet needs may be incomplete or inaccurate, or that the products which the Company develops to meet such needs will be introduced on a timely basis or effective clinically or economically to gain market acceptance.

         Change in Marketing Approach. With regard to its continuing Precision Abrasives business, the Company plans to focus on higher margin products. Although the Company believes that this transition will have a long-term positive financial impact, no assurance can be given that the actions taken will provide the intended results, or that the Company will not experience short-term disruptions or an adverse impact of operations during the transition to this new marketing approach.

         Recent Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 an amendment of FASB Statement No. 133," which must be adopted by the Company in the year ending June 30, 2001, provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. As the Company does not currently hold derivative instruments or engage in hedging activities, the adoption of this pronouncement is expected to have no impact on the Company's financial position or results of operations.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements, which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 was effective the first fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion 20, "Accounting Changes". In March 2000, the SEC issued SAB 101A, "Amendment: Revenue Recognition in Financial Statements," which delays implementation of SAB 101. The Company is currently in the process of evaluating the impact, if any, SAB 101 will have on its financial position or results of operations.